CONTACT:


Netsmart Technologies, Inc.
Anthony Grisanti
800-421-7503
tgrisanti@csmcorp.com


Carpe DM, Inc.
Stuart Fine
908-490-0075
stuart@carpedminc.com


              NETSMART TECHNOLOGIES REDUCES WARRANT EXERCISE PRICE

ISLIP, NY - October 23, 2003 - Netsmart Technologies, Inc. (NASDAQ: NTST) today announced that its Board of Directors approved the reduction in the exercise price of its Series B Common Stock Purchase Warrants from $12.00 per share to $10.00 per share contingent upon the exercise of the Warrants before their scheduled expiration date of October 31, 2003. These warrants will not be extended beyond their maturity date.

Anthony Grisanti, CFO of Netsmart stated, "We believe that reducing the exercise price of our outstanding Series B Warrants will most likely lead to their exercise before their expiration date, which is a cost-efficient way for the Company to raise additional capital. We can then use that capital for general corporate purposes. We may also use the proceeds to acquire technologies, product lines or businesses which broaden or enhance our current product offerings, although we have no commitments or agreements with respect to any immediate acquisition."

About Netsmart Technologies, Inc.

Netsmart Technologies, Inc. of Islip, N.Y., through Creative Socio-Medics, is an established, leading supplier of enterprise-wide software solutions for health and human services providers with over 580 clients, including 25 systems with state agencies. Creative's clients include health and human services organizations: public health agencies, mental health and substance abuse clinics, psychiatric hospitals, and managed care organizations. Avatar Practice Management and the Avatar Clinician Work Station, Creative's core products, are full-featured information systems that operate on a variety of operating systems, hardware platforms, and mobile devices and offer unlimited scalability.

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Statement on Behalf of Netsmart Technologies, Inc.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Netsmart's filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Netsmart's or Creative's website do not constitute a part of this release.





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